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                                                                    EXHIBIT 99.1


                 THE SHAW GROUP RECEIVES COURT APPROVAL FOR THE
                   ACQUISITION OF ASSETS OF THE IT GROUP, INC.


Baton Rouge, Louisiana, April 23, 2002 - The Shaw Group Inc. (NYSE: SGR) ("Shaw" or "the Company") today announced that it has received court approval under Chapter 11 of the U.S. Bankruptcy Code for the acquisition of substantially all of the assets and the assumption of certain liabilities of The IT Group, Inc. ("The IT Group"). In a press release dated April 18, 2002, the Company stated that it was the successful bidder in the auction for the assets of The IT Group.

The acquisition diversifies Shaw's business and significantly expands its presence in the environmental & infrastructure market as well as the expanding Homeland Security sector. The IT Group will operate as Shaw Environmental & Infrastructure, Inc. ("Shaw E&I"), a subsidiary of The Shaw Group. Operations will be headquartered in Baton Rouge, Louisiana, with operating facilities worldwide. The acquisition will bring Shaw's total annual employee count to over 20,000 people. T. A. Barfield, a Senior Vice President of Shaw, will serve as President of Shaw Environmental & Infrastructure.

"We are delighted to add The IT Group to the Shaw family," stated J. M. Bernhard, Jr., Shaw's Chairman, President and Chief Executive Officer. "We believe that The IT Group has an extremely talented roster of dedicated professionals that are the best in their field. Upon consummation of the transaction, we will vigorously compete for new contracts and fully expect to execute at the level IT's customers have come to expect."



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Bernhard continued, "We want to thank the clients and vendors who have supported
The IT Group during Chapter 11, and we look forward to a mutually beneficial relationship going forward."

An integration team comprised of members of Shaw, Stone & Webster Environmental & Infrastructure, and The IT Group, as well as outside resources, will immediately begin integrating Shaw and The IT Group's businesses, initially focusing on maintaining and enhancing customer relationships, supporting current project management, and retaining key personnel.

Pending signing of the sale order by the court, which is expected Wednesday, April 24, 2002, Shaw anticipates to begin closing the transaction as early as Tuesday, April 30, 2002.

In conjunction with the acquisition of The IT Group, the Company expects to issue approximately 1.8 to 2.5 million shares of its Common Stock and is revising its guidance for earnings per share and revenue as follows:

The Company expects diluted earnings per share for its fiscal year ending August 31, 2002 to increase in the range of $0.05 to $0.08, from its previous guidance of $2.15 to $2.25 per diluted share. For fiscal year 2003, Shaw expects diluted earnings per share to increase in the range of $0.25 to $0.33, from its previous guidance of $2.65 to $2.85 per diluted share.

Shaw also announced that it anticipates revenues for the remainder of its fiscal year 2002 to increase in the range of $190.0 to $210.0 million, from previous guidance of $2.2 to $2.4 billion. For fiscal year 2003, Shaw expects revenues to increase in the range of $700.0 to $800.0 million, from previous guidance of $2.6 to $3.0 billion.

The Shaw Group Inc. is the world's only vertically-integrated provider of comprehensive engineering, procurement, pipe fabrication, construction and maintenance services to the power, process and environmental & infrastructure sectors. Shaw is headquartered in Baton Rouge, Louisiana, and currently has offices and operations in North America, South America, Europe, the Middle East and Asia-Pacific. Worldwide, the Company employs more than 15,000 people annually. Additional information on The Shaw Group is available at www.shawgrp.com.



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For the past 76 years, The IT Group addressed the infrastructure and environmental needs of both private and public sector clients as a leading provider of diversified services, including environmental, engineering, facilities management, construction, emergency response, remediation and information management. The IT Group has more than 5,000 employees worldwide. Additional information on The IT Group is available at www.theitgroup.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management "believes," "expects," "anticipates," "plans," or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q, reports and on the Company's web-site under the heading "Forward Looking Statement". These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.


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